Exhibit 99.2
HFLen Acquisition Company, LLC
Five Tower Bridge, Suite 460
300 Barr Harbor Drive
West Conshohocken, PA 19428
February 20, 2008
Mr. Howard W. Kelley
Chairman, Transaction Committee of the Board of Directors
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania 18966
Re: Environmental Tectonics Corporation (the “Company”)
Dear Howard:
As we have briefly discussed, HFLen Acquisition Company, LLC (“HFLen”), which is currently wholly owned by H. F. Lenfest, is pleased to express our preliminary interest in pursuing the acquisition of all of the outstanding shares of the Company’s common stock, $0.05 par value per share, that at the time the acquisition is consummated are not owned by HFLen (the “Public Shares”). Based on a preliminary review, we are prepared to offer a purchase price of $1.80 per Public Share, which represents a 20% premium to the market price for the Public Shares as of today’s market close. The structure of such a transaction would need to be determined, but it would likely involve a merger between an affiliate of HFLen and the Company.
This is an indication of interest only, as we have not yet had the opportunity to complete a full review of the Company. Of course, we would expect to complete a review of the Company’s business, assets and liabilities before committing HFLen to the transaction.
We expect that from the date of the Company’s execution of this letter through the earlier of (i) the execution of a definitive agreement and (ii) the expiration of thirty (30) days, neither the Company nor any of its affiliates nor any of its or their respective officers, employees, directors, agents or other representatives will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person (as defined below) relating to any acquisition, merger or purchase of all or any portion of the Company (any such transaction being referred to herein as a “Business Combination”) or (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to effect a Business Combination. Finally, the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Business Combination. As used in herein, “Person” means

Environmental Tectonics Corporation
February 20, 2008

any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
This preliminary indication of interest does not, nor is it intended to, constitute an agreement in principle or a legally binding contract, except that the provisions in the third and fourth paragraphs of this letter shall be binding on the parties hereto.
We thank you for your consideration of this letter. If you feel that this preliminary indication of interest forms the basis for further discussion and if you agree to the exclusivity provisions set forth above, please indicate by signing below and returning a copy to me. We look forward to hearing from you in a timely manner.
Sincerely,

HFLen Acquisition Company, LLC

/s/ Joy H. Tartar
Joy H. Tartar
Vice President

Acknowledged and Agreed:

ENVIRONMENTAL TECTONICS CORPORATION

By:	/s/ Howard W. Kelley

Howard W. Kelley
Chairman, Transaction Committee of the Board of Directors

Date:	February 21, 2008